Exhibit 99.1

FOR IMMEDIATE RELEASE

June 10, 2021	NYSE American – REI

RING ENERGY ANNOUNCES SUCCESSFUL RESULTS OF SPRING 2021 REDETERMINATION OF SENIOR CREDIT FACILITY

The Woodlands, TX – June 10, 2021 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced that the borrowing base under its senior revolving credit facility (the “Credit Facility”) was successfully reaffirmed at its current level of $350 million.

Key Highlights

•	Reaffirmation of the borrowing base at $350 million;

•	Easing of the minimum required oil hedges for calendar 2022 from 4,000 barrels per day (“Bbls/d”) to 3,100 Bbls/d, which is fully covered by oil hedges currently in place;

•	Enhances price optionality and increases forecasted 2021 cash flow generation; and

•	Next regularly scheduled bank redetermination will be on or around November 1, 2021.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We are very pleased with the positive outcome of our spring 2021 bank redetermination. Our focus on operational excellence and cost reduction initiatives, coupled with the substantial improvement in economic activity and increased oil prices, helped to solidify this positive outcome. We appreciate our banking group’s clear recognition of the enhanced global backdrop as evidenced by the more than 20% reduction of required hedging levels for calendar 2022 included in the amended agreement. As a result, we have pivoted to a more opportunistic hedging strategy that allows us to benefit from a higher oil price environment for the second half of 2021, but also adds potential for increased free cash flow generation in 2022. Our primary focus remains on maximizing free cash flow generation to better position Ring to capitalize on future opportunities for the benefit of our shareholders.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2020, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

Contact Information

Al Petrie Advisors

Al Petrie, Senior Partner apetrie@ringenergy.com

Phone: 281-975-2146

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